Exhibit 99.1

        Endwave Announces Preliminary First Quarter Fiscal 2004 Results

 Company Expects to Meet Earnings Guidance but have a Revenue Shortfall for Q1

    SUNNYVALE, Calif., April 14 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV) a leading provider of radio frequency (RF) subsystems for carrier-class cellular infrastructure, broadband wireless networks, and defense systems, today announced it expects to report a GAAP loss per share of $0.26 to $0.29 per share for its fiscal first quarter ended March 31, 2004.
On a pro forma basis, the company expects to report diluted earnings per share of $0.00 to $0.03 for its first fiscal quarter ended March 31, 2004, in line with its prior guidance.
    The expected pro forma results described above exclude the effect of a previously disclosed $3.0 million lease termination payment, as well as adjustments for an approximately $350,000 restructuring accrual reversal and an approximately $120,000 non-cash deferred stock compensation charge. Both pro forma and GAAP earnings are expected to include the recognition of a reversal of a previously-recognized liability of approximately $800,000.
    Revenues for the quarter are expected to be approximately $6.6 million, which is $1.4 million below the company's previously offered guidance range. However, consistent with the company's guidance, the company's ending cash balance was approximately $26.9 million, down $3.2 million, primarily as a result of making a $3.0 million lease termination payment, previously disclosed.
    "We are pleased that we were still able to achieve our bottom line and cash guidance, although we had a revenue shortfall," said Ed Keible, Endwave's CEO and President. "While the first quarter was expected to be seasonally slow, a major customer saw a lower than anticipated sales level for systems which incorporate our product, negatively impacting our first quarter results. We believe that this was a timing issue and anticipate that our second quarter revenues will show an increase to the $7 to $8 million range. Further revenue growth is expected to return in the second half," said Keible.
    First quarter results are subject to customary review procedures. Additional details will be provided in the company's first quarter 2004 conference call on April 29, 2004 at 1:30 p.m. Pacific Time.
     Investors are invited to listen to a live audio web cast of Endwave's quarterly conference call on the investor relations section of the Company's website at http://www.endwave.com/investors. The web cast replay will be available on-line after the earnings call at approximately 2:30 p.m. Pacific Time, and will continue to remain available for 90 calendar days after the call. An audio telephone replay of the conference call will also be available approximately one hour following the conclusion of the call, and will continue to be available for 5 calendar days by dialing 888-203-1112 (domestically) or 719-457-0820 (internationally), and entering the confirmation code 297445.

    About Endwave
    Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of voice and data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul networks, enterprise access, homeland security, defense electronics and radar systems, and other broadband applications. These products include integrated transceivers, oscillators/synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave has more than 35 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that products will fail to achieve market acceptance, the timing or existence of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing, transitioning and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's report on Form 10-K for the period ended December 31, 2003.

    Use of Pro Forma Financial Information
    To supplement our consolidated financial statements presented on a GAAP basis, Endwave uses non-GAAP or pro forma, measures of measuring results, net income/loss and income/loss per share, which are adjusted to exclude certain costs, expenses, gains and losses that we believe are useful to enhance the overall understanding of our financial performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a supplemental understanding of Endwave's underlying operational results and trends. Adjusted pro forma results are among the primary indicators management uses as a basis for planning and forecasting our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for Endwave's financial results prepared in accordance with Generally Accepted Accounting Principles in the United States.

SOURCE  Endwave Corporation
    -0-                             04/14/2004
    /CONTACT: Julianne Biagini, Chief Financial Officer, +1-408-522-3105, or Mark Hebeisen, VP Marketing, +1-408-522-7702, both of Endwave Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.endwave.com /
    (ENWV)